Covidien Ltd. Announces Proposed Change in Incorporation

HAMILTON, Bermuda – December 23, 2008 – Covidien Ltd. (NYSE: COV; BSX: COV) today announced that its Board of Directors has unanimously approved moving the Company’s principal executive office from Bermuda to Ireland. This move is part of a reorganization that will create a newly formed Irish company, Covidien plc.

The first step in this reorganization is the establishment of Covidien's tax residency in Ireland later this month. Covidien shareholders then will be asked to vote in favor of completing the reorganization at a shareholders meeting. If conditions are satisfied, including approval by Covidien's shareholders and the Supreme Court of Bermuda, Covidien plc then will replace Covidien Ltd. as the ultimate parent company.

“The decision to move to Ireland was made after an extensive analysis of several possible alternatives,” said Chairman, President and Chief Executive Officer Richard J. Meelia. “Assuming shareholder approval, incorporation in Ireland will offer increased strategic flexibility and operational benefits as we continue to expand the rapidly growing international portion of our business.”

Ireland has a stable economic, legal and regulatory environment and enjoys strong relationships as a member of the European Union. Additionally, Ireland enjoys a long history of international investment and a good network of tax treaties with the United States, the European Union and several other countries where Covidien has major operations.

Covidien has a well-established presence in Ireland, where it has had operations for nearly 30 years. The Company has five factories serving the Medical Devices and Imaging Solutions segments, as well as sales and customer service facilities. In total, Covidien has almost 2,000 employees in the country.

Covidien does not expect the reorganization will have any material impact on its financial results. There will be no changes to Covidien’s U.S. operations or workforce. Full details of the proposed transaction, and the associated benefits and risks, will be provided to shareholders in a proxy statement with respect to the shareholders meeting.

Covidien will, upon completion of the reorganization, continue to be subject to United States Securities and Exchange Commission (SEC) reporting requirements, and Covidien’s common shares will continue to be listed on the New York Stock Exchange under the symbol COV. Once the reorganization is completed, Covidien will terminate its listing on the Bermuda Stock Exchange.

A Questions & Answers document has been posted on the Company’s web site in the Investor Relations section. The URL for this document is http://investor.covidien.com.

This communication is being made in respect of the proposed reorganization. In connection with the reorganization, Covidien intends to file with the SEC a proxy statement and mail the proxy statement to its shareholders. Shareholders are urged to read such proxy statement when it becomes available because it will contain important information. The proxy statement will be, and other documents filed or to be filed by Covidien with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov) and at Covidien’s web site (www.covidien.com).

Covidien and its directors and executive officers and other persons may be deemed participants in the solicitation of proxies in connection with the proposed reorganization. Information about the direct or indirect interests of the participants, by security holdings or otherwise, is available in Covidien’s Annual Report on Form 10-K for the year ended September 26, 2008 and proxy statement for Covidien’s 2008 annual meeting, which were filed on November 21, 2008 and January 24, 2008, respectively, and will be available in the proxy statement to be filed in connection with the reorganization.

ABOUT COVIDIEN LTD.

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2008 revenue of nearly $10 billion, Covidien has more than 41,000 employees worldwide in 59 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS: Eric Kraus Senior Vice President Corporate Communications 508-261-8305 eric.kraus@covidien.com David T. Young Manager Corporate Media Relations 508-261-6330 david.young@covidien.com	Coleman Lannum, CFA Vice President Investor Relations 508-452-4343 cole.lannum@covidien.com Wayde McMillan Director Investor Relations 508-452-4387 wayde.mcmillan@covidien.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to obtain approval of the Company’s shareholders and the Supreme Court of Bermuda for and to satisfy the other conditions to the reorganization on the expected timeframe or at all, our ability to obtain waivers under and/or amendments to our credit facility in connection with the reorganization, our ability to realize the expected benefits from the reorganization, the occurrence of difficulties in connection with the reorganization, any unanticipated costs in connection with the reorganization, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payers and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, including legacy Tyco-related litigation, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates, issues related to our existing material weakness in accounting for income taxes or potential environmental liabilities. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.